Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-282000) and Form S-8 (Nos. 333-206813, 333-223884, 333-237490 and 333-249179) of our report dated July 25, 2025, with respect to the consolidated financial statements of CytoDyn Inc. included in this Annual Report on Form 10-K for the year ended May 31, 2025.

/s/ CBIZ CPAs P.C.

Hartford, CT

July 25, 2025